U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*

           Rodriguez           Karl
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            (Last)            (First)           (Middle)

           34700 Pacific Coast Hwy., #303
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                                    (Street)

           Capistrano Beach      CA                         92624
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            (City)            (State)                       (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

                  09/14/99

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

                  Reliant Interactive Media corp. (RIMC)

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

      |X|  Director                      |_|  10% Owner
      |X|  Officer (give title below)    |_|  Other (specify below)

         Secretary
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6.   If Amendment, Date of Original (Month/Year)

7.   Individual of Joint/Group Filing (Check applicable line)

      |X|  Form Filed by One Reporting Person
      |_|  Form Filed by More than One Reporting Person

* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

             Table I - Non-Derivative Securities Beneficially Owned

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                     Amount of                                     Nature of
                    Securities           Ownership Form:           Indirect
 Title of          Beneficially           Direct (D) or           Beneficial
 Security              Owned              Indirect (I)             Ownership
(Instr. 4)          (Instr. 4)             (Instr. 5)             (Instr. 5)
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Common Stock           1,000                   D                      N/A
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

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                        2. Date Exercisable and         3. Title and
                        Expiration Date                     Amount of
                        (Month/Day/Year)                   Securities
                                                           Underlying
                                                           Derivative
                                                            Security
                                                           (Instr. 4)
====================================================================================================================================
                                                                                                      5. Owner-
                                                                                                      ship Form
                                                                                                      of
                                                                                     4.               Derivative
                                                                                     Conversion       Security:        6. Nature
                                                                                     or               Direct (D)       of
1. Title of                                                                          Exercise         or               Indirect
Derivative                                                          Amount or        Price of         Indirect         Beneficial
Security                  Date           Expiration                 Number of        Derivative       (I)              Ownership
(Instr. 4)             Exercisable          Date        Title       Shares           Security         (Instr. 5)       (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
N/A                                                                                  $                    D
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====================================================================================================================================

* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

   /s/ Karl E. Rodriguez
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**   Signature of Reporting Person                                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

            Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.